EXHIBIT 10.1

SIXTH AMENDED AND RESTATED

MASTER LOAN AGREEMENT

by and among

HERON LAKE BIOENERGY, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

dated

to be effective as of

May 17, 2013

i

ARTICLE V.	COVENANTS OF THE BORROWER	30
Section 5.01.	Affirmative Covenants	30
Section 5.02.	Negative Covenants	36

ARTICLE VI.	EVENTS OF DEFAULT AND REMEDIES	39
Section 6.01.	Events of Default	39
Section 6.02.	Remedies	41
Section 6.03.	Remedies Cumulative	42

ARTICLE VII.	MISCELLANEOUS	42
Section 7.01.	Amendments, etc.	42
Section 7.02.	Notices, etc.	43
Section 7.03.	No Waiver; Remedies	43
Section 7.04.	Costs, Expenses and Taxes	44
Section 7.05.	Right of Set-off	44
Section 7.06.	Severability of Provisions	44
Section 7.07.	Binding Effect; Successors and Assigns; Participations	45
Section 7.08.	Consent to Jurisdiction	45
Section 7.09.	Governing Law	45
Section 7.10.	Execution in Counterparts	46
Section 7.11.	Survival	46
Section 7.12.	WAIVER OF JURY TRIAL	46
Section 7.13.	Entire Agreement	46

LIST OF SCHEDULES AND EXHIBITS

Schedule 3.01(d)	Real Property
Schedule 4.01(a)	Description of Certain Transactions Related to the Borrower’s Stock
Schedule 4.01(c)	Governmental Approvals
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(k)	Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(l)	Office Locations; Fictitious Names; Etc.
Schedule 4.01(p)	Intellectual Property
Schedule 4.01(t)	Environmental Compliance
Schedule 5.01(o)	Management
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)	Transactions with Affiliates

Exhibit A	Loan Restructuring Proposal
Exhibit B	Compliance Certificate

ii

SIXTH AMENDED AND RESTATED

MASTER LOAN AGREEMENT

THIS SIXTH AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”), dated to be effective as of May 17, 2013, between AGSTAR FINANCIAL SERVICES, PCA, a United States corporation (“Lender”) and HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company (“Borrower”).

RECITALS

A.                                    Borrower is indebted to Lender under an Amended and Restated Term Note dated September 1, 2011, in the principal amount of $40,000,000.00 (“Note One”), and an Amended and Restated Term Revolving Note dated September 1, 2011, in the principal amount of $8,008,689.00 (“Note Two”).  As of May 9, 2013, the outstanding principal balance (plus accrued but unpaid interest, fees and costs) on Note One is $35,810,313.29 and on Note Two is $1,980,962.67.  The indebtedness evidenced by Note One is made up of a fixed rate tranche with an outstanding principal balance of $17,942,346.75 (the “Fixed Rate Tranche”) and a variable rate tranche with an outstanding principal balance of $17,867,966.54 (the “Variable Rate Tranche”).  The loans extended to the Borrower under Note One and Note Two are referred to herein collectively as the “Original Loans.”

B.                                    Borrower’s obligations to the Lender are further evidenced by the Fifth Amended and Restated Master Loan Agreement dated as of September 1, 2011, (the “2011 MLA”) between Borrower and Lender.

C.                                    The Original Loans were made by Lender to Borrower for the purpose, among other things, of constructing and operating an ethanol production facility near Heron Lake, Minnesota (the “Project”).

D.                                    The Original Notes are secured by, among other things: (i) a Mortgage, Security Agreement and Assignment of Rents and Leases dated September 29, 2005 and recorded in the Office of the County Recorder of Jackson County on September 30, 2005, as Instrument No. 244879; as amended and restated by that certain Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated November 20, 2006 and recorded in the Office of the County Recorder of Jackson County on December 6, 2006 as Instrument No. 248498; and further amended by that certain Second Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated December 27, 2006 and recorded in the Office of the County Recorder of Jackson County on December 27, 2006 as Instrument No. 248658; and further amended by that certain Third Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated May 18, 2007 and recorded in the Office of the County Recorder of Jackson County on June 4, 2007 as Instrument No. A 250019; and further amended by that certain Fourth Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated September 1, 2011, recorded in the Office of the County Recorder of Jackson County on September 8, 2011 as Document No. A262710; and further amended by that certain Fifth Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases dated September 20, 2011, recorded in the Office of the County Recorder of Jackson County on November 1, 2011 as Document No. A263140, (collectively, as amended, the “Original Mortgage”) under which Lender was granted a lien in certain real property located in Jackson County, Minnesota, as described in the Original Mortgage; (ii) security interests in all of the Personal Property assets of the Borrower pursuant to the provisions of a Security Agreement dated September 29, 2005 (the “Security Agreement”); and (iii) collateral assignments of material contracts, deposit account control agreements, commodity account control agreements, and such other documents, instruments and agreements as required under the 2011 MLA as amended, modified and supplemented from time to time.

E.                                     Borrower failed to make the required monthly installments of principal required by the Original Notes on February 1, 2013, March 1, 2013, April 1, 2013 and May 1, 2013, and failed to maintain the financial covenants of Section 5.01(d), (e) and (g) of the 2011 MLA; and but for the provisions of this Agreement, Lender has the right to declare the Original Notes fully and immediately due and payable without defense or right of setoff.

F.                                      Borrower and Lender have previously entered into Forbearance Agreements dated December 21, 2012, January 22, 2013, February 12, 2013, March 29, 2013, April 12, 2013, and May 10, 2013 (collectively, the “Forbearance Agreements”).

G.                                    Lender has provided Borrower with a notice of its rights under to 12 CFR § 617.7410(a)(2), a copy of the Distressed Loan Restructure Policy, and the materials necessary to submit an application for restructure on April 17, 2013 (the “Borrower Rights Notice”).   In response to the Borrower Rights Notice, Borrower has submitted to Lender a loan restructuring plan dated April 26, 2013 (the “Loan Restructuring Proposal”) attached hereto as Exhibit A. Negotiation between Borrower and Lender has resulted in this Agreement being reached for the restructuring of the Original Loans extended to the Borrower under the Original Notes.

H.                                   The execution and delivery of this Agreement, the Second Amended and Restated Term Note, the Second Amended and Restated Term Revolving Note, and the other Loan Documents (as defined in this Agreement) and Related Documents (as defined in this Agreement) shall supersede and replace in their entirety the 2011 MLA, the Original Notes, the Forbearance Agreements and all supplements, amendments, restatements and other modifications thereof, which shall hereafter be of no force or effect.  This Agreement, the Second Amended and Restated Term Note, the Second Amended and Restated Term Revolving Note, and the other Loan Documents (as defined in this Agreement) and Related Documents (as defined in this Agreement) shall constitute a loan restructuring agreement within the meaning of 12 CFR § 617.7410 and Borrower’s exercise of its restructuring rights accorded to Borrower under the Agricultural Credit Act of 1987.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of Lender making one or more loans to the Borrower, Lender and the Borrower agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.                          Certain Defined Terms. As used in this Agreement and in the other Loan Documents, the following terms shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, in effect in the State of Minnesota, as amended from time to time (the “UCC”). All references to dollar amounts shall mean amounts in lawful money of the United States of America. The terms “include”, “including” and similar terms are to be construed as if followed by the phrase “without being limited to”.

“Advances” means the Loans, Letters of Credit, or Protective Advances provided the Borrower pursuant to this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender or any Bank be deemed an Affiliate of the Borrower or any of its Subsidiaries.

“Agreement” means this Sixth Amended and Restated Master Loan Agreement, as may be amended or modified from time to time, together with all exhibits and schedules attached hereto or thereto from time to time.

“Agrinatural Agreements” means that certain Reservation of Natural Gas Delivery Capacity dated January 10, 2010 and a Firm Gas Transportation Agreement dated May 13, 2011,between Agrinatural Gas, LLC and the Borrower.

“Allowed Distributions” has the meaning set forth in Section 5.02(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Borrower” means Heron Lake BioEnergy, LLC, a Minnesota limited liability company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of the State of Minnesota of, or are in fact closed in, the State of Minnesota and, if such day relates to any LIBOR Rate, means any such day on which dealings in dollar deposits are conducted by and between banks in the applicable offshore dollar interbank market.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“Cash Payment” means the payment by the Borrower to AgStar in collected funds in the amount of $1,407,000.00 on the Closing Date to be applied as follows:  (a) $538,002.47 to the reduction of the outstanding principal balance of the Fixed Rate Tranche;  (b) $554,082.34 to the reduction of the outstanding principal balance of the Variable Rate Tranche; (c) an amount sufficient to pay the accrued interest on the Variable Rate Tranche and Note Two as of the Closing Date, to pay such interest; and (d) the remaining balance after payments in (a), (b) and (c) in this definition are made to the reduction of the outstanding principal balance of Note Two.

“Change of Control” means: (a) any “person” or “ group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Project Viking, L.L.C. or its Affiliates, is, or becomes, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock of the Borrower representing more than 50% of the voting power of the total outstanding Capital Stock of the Borrower; (b) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) obtains the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or (c) the Borrower at any time ceases to own, directly or indirectly, 100% of the Capital Stock of any Subsidiary Guarantor. “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” means May 17, 2013.

“Code” means the Internal Revenue Code, as amended, and the regulations and published interpretations thereunder.

“Collateral” means and includes, without limitation, all property and assets granted as collateral security for the Loans or Indebtedness, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, account control agreement, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

“Commitment” means the respective amounts committed to by Lender under the this Agreement and the Notes.

“Compliance Certificate” means a certificate of the Treasurer, or any other officer reasonably acceptable to the Lender, of the Borrower, substantially in the form attached hereto as Exhibit B, setting forth the calculations of current financial covenants and stating: (a) the Financial Statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with GAAP; (b) whether they have knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirm and ratify the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Current Portion of Long Term Debt” means that portion of Funded Debt payable within one year from the date of such determination, determined in accordance with GAAP.

“Debt” means: (a) indebtedness for borrowed money or for the deferred purchase price of property or services; (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above or (e) through (g) below; (d) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (e) indebtedness in respect of mandatory redemption or mandatory dividend rights on equity interests but excluding dividends payable solely in additional equity interests; (f) all obligations of a Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a company or its assets or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; and (g) all obligations of a Person under any hedging agreement.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to four percent (4.0%) in excess of the then applicable rate of interest under any Note.

“Distribution” means any dividend, distribution, payment, or transfer of property to any member of the Borrower.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (i) net income from operations; plus (ii) any provision for (or less any benefit from) income taxes included in determining such net income; plus (iii) Interest Expense deducted in determining such net income; plus (iv) amortization and depreciation expense deducted in determining such net income.

“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any Person, trade or business that, together with the Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments of principal and interest in respect of Funded Debt; (ii) Capital Expenditures and (iii) Allowed Distributions.

“Excess Cash Flow Payment” has the meaning set forth in Section 2.02(e).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” means the ratio of (EBITDA +/- Extraordinary Items) divided by the sum of Current Portion of Long Term Debt + Interest Expense + Distributions + Maintenance Capital Expenditures) measured on a consolidated basis.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. §1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin) excluding, however, the non-cash portion of any required principal reduction required under Section 2.03(e)(iii) as a result of the annual reductions in the maximum Term Revolving Loan Commitment.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Gavilon” means Gavilon, LLC, a Delaware limited liability company, and its permitted Affiliates, subsidiaries and assigns.

“Gavilon Intercreditor Agreement” means that certain Intercreditor Agreement dated September 1, 2011, as amended from time to time, between Gavilon and Lender, pursuant to which the parties have set forth their agreements relative to the Collateral described therein.

“Gavilon Agreements” means the (a) Master Netting, Setoff, Credit and Security Agreement between Gavilon and Borrower, (b) Corn Supply Agreement between Gavilon and Borrower, and (c) Ethanol and Distiller’s Grains Marketing Agreement between Gavilon and Borrower,  each dated on or about September 1, 2011, as the same may be extended, renewed, amended or otherwise modified from time to time.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence.

“Guarantor(s)” means the Subsidiary Guarantors, together with all other of the guarantors, sureties, and accommodation parties in connection with any Loan.

“Guaranty” and “Guaranties” shall mean those guaranties given by a Guarantor, pursuant to which the Guarantor shall guarantee the full and prompt payment and performance of the Borrower under the Notes and this Agreement.

“HLBE — PC” means HLBE Pipeline Company, LLC, a Minnesota limited liability company, a wholly owned subsidiary of Borrower.

“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received, or scheduled to be received within thirty (30) days, by the Borrower.

“Income Taxes” means the applicable state, local or federal tax on the net income of the Borrower.

“Indenture Intercreditor Agreement” means an Intercreditor Agreement between U.S. Bank, N.A., as Trustee, and Lender, pursuant to which the parties set forth their agreements relative to the Indenture Subordinated Debt and the Collateral described therein.

“Indenture Subordinated Debt” means the Subordinated Debt incurred by the Borrower evidenced by the Convertible Secured 7.25% Subordinated Debt Securities in an amount equal to or greater than $6,400,000.00 and bearing terms and conditions reasonably acceptable to the Lender and subject to the Indenture Intercreditor Agreement.

“Intellectual Property” has the meaning specified in Section 4.01(p).

“Interim Subordinated Debt” means Subordinated Debt incurred by the Borrower in an amount not to exceed $1,407,000.00 and evidenced by loan documents dated on or about the Closing Date and bearing terms and conditions reasonably acceptable to the Lender and subject to the Interim Subordinated Debt Intercreditor Agreement.

“Interim Subordinated Debt Intercreditor Agreement” means the intercreditor agreement between                  and the Lender dated as of the Closing Date, pursuant to which the parties have set forth their agreements relative to the Interim Subordinated Debt and the Collateral described therein.

“Interest Expense” means for any period, the total interest expense of the Borrower calculated on a consolidated basis.

“Interest Period” means the period commencing on the first day of each calendar month and shall remain in effect until and including the last day of each calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (c) no Interest Period shall have a duration of less than one (1) month except the first and last month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Lender” means AgStar Financial Services, PCA, and its successors and assigns.

“Letter of Credit” means any letter of credit issued by Lender pursuant to the terms of this Agreement.

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“LIBOR Rate” means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month immediately preceding the month for which interest is being calculated by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If One Month LIBOR is not reported on the tenth day of a month, the One Month LIBOR reported on the first Business Day preceding the tenth day of the month will be used. If this index is no longer available, Lender will select a new index which is based upon comparable information. For purposes of clarity, the parties hereto agree that it is their intention to utilize the One Month LIBOR rate described above for each one-month period with the applicable One Month LIBOR rate being reset for each successive one-month period as described above, including with respect to outstanding Advances.

“Loan Documents” means this Agreement, the Notes, Letters of Credit, the Security Agreement, the Mortgage and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Lender under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by the Lender.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Term Loan, the Term Revolving Loan and any other financial accommodations extended to the Borrower by the Lender pursuant to the terms of this Agreement and the Notes.

“Loan Restructuring Proposal” means the application and proposed debt restructuring plan submitted by the Borrower to the Lender and attached hereto as Exhibit A.

“Long Term Debt” means indebtedness that matures more than one year after the date of determination thereof.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower, including without limitation the Gavilon Agreements.

“Maintenance Capital Expenditures” means all Capital Expenditures made in the ordinary course of business to maintain existing business operations of the Borrower in any fiscal year, determined in accordance with GAAP.

“Material Adverse Effect” means any materially adverse impact on (a) the business, assets, operations, property, condition (financial or otherwise) of the Borrower or any Subsidiary taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder, (c) the ability of the Borrower to fully and timely perform any of its obligations under the Loan Documents or (d) the Collateral or the Security Interests in favor of the Lender on such Collateral or the perfection or priority of such Security Interests.

“Material Contract” means (i) any contract or any other agreement, written or oral, of any of the Borrower or its Subsidiaries involving monetary liability of or to any such person in an amount in excess of $500,000.00 per annum; and (ii) any other contract or agreement, written or oral, of any of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that (x) any contract or agreement which is terminable by a party other than any of the Borrower or its Subsidiaries without cause upon notice of 90 days or less, and (y) any contract or agreement for the sale and purchase of corn for delivery within 12 months, shall not be considered a Material Contract; provided, however, that the Gavilon Agreements shall for all purposes be deemed to be Material Contracts.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means September 1, 2016.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Mortgage” means that certain Sixth Amended and Restated Mortgage, Security Agreement and Assignment of Rents and Leases of even date herewith, pursuant to which a mortgage interest shall be given by the Borrower to the Lender in the Real Property to secure payment to the Lender of the Loan Obligations.

“Net Income” means net income of the Borrower as determined in accordance with GAAP, after all operating expenses including salaries and bonuses.

“Note/Notes” means and includes the Term Note, the Term Revolving Note and any promissory notes executed and delivered to the Lender by the Borrower pursuant to the terms of this Agreement as the same may be amended, modified, supplemented, extended, replaced or restated from time to time.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $50,000.00 with respect to the Borrower, with respect to which: (a) there exists a bona fide dispute between Borrower and the vendor; (b) the Borrower is contesting the same in good faith by appropriate proceedings; and (c) the Borrower has established appropriate reserves on its financial statements.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding on a Loan.

“Outstanding Revolving Advance” means the Outstanding Credit under the Term Revolving Note.

“Owner Equity Ratio” means Tangible Net Worth divided by total assets, measured on a consolidated basis, and expressed as a percentage.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including, but without being limited to, all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and including without limitation all accounts, instruments, chattel paper, payment intangibles, other rights to payment, inventory, farm products, equipment, investment property, money, deposit accounts, instruments, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by the Borrower or any ERISA Affiliate, or in respect of which any Borrower or any ERISA Affiliate has any obligations to contribution or liability.

“Program” means the funds held program that Lender may offer, in its sole discretion and on such terms and conditions as Lender may establish from time to time, to permit the Borrower to make advance conditional payments on eligible loans.

“Program Account” means that account established by the Lender under the Program.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), personal property taxes (including special payments in lieu of personal property taxes), maintenance costs, insurance premiums, remediation costs, all other items (including capital items) deemed appropriate by the Lender to preserve and protect the Project, Real Property, or any other Collateral from forfeiture, casualty, loss, waste or diminution of value, and all other costs to otherwise prepare the Project, Real Property or Collateral for sale including the cost of any professional consultants or advisors deemed necessary or appropriate by the Lender, and the costs of sale.

“Real Property” means that real property located in the County of Jackson, State of Minnesota, owned by the Borrower, upon which the Project was constructed and which is described in Schedule 3.01(d).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Lender for any demand for payment or drawing under a Letter of Credit.

“Related Documents” means and includes without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, assignments and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

“Request for Advance” shall have the meaning specified in Section 2.03(f).

“Revolving Advance” means an advance under the Term Revolving Note.

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended, and all regulations promulgated thereunder.

“Security Agreement” means and includes, without limitation, any agreements, promises, covenants, arrangements, understandings, or other agreements, whether created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, account control agreement, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Subordinated Debt” means the following Debt: (i) tax increment financing; (ii) debt owed the State of Minnesota or its agencies; (iii) debt owed Federated Rural Electric Association/USDA; (iv) the Interim Subordinated Debt, while outstanding; (v) the Indenture Subordinated Debt; and (vi) other Debt which has been approved by Lender in writing and subject to a subordination agreement acceptable to Lender in its sole discretion.

“Subsidiary” as to any Person, means any corporation or other entity in which more than 50% of all equity interests is owned directly or indirectly by such Person. Unless otherwise qualified herein, all references to a “Subsidiary” or “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means collectively Lakefield Farmers Elevator, LLC, a Minnesota limited liability company, HLBE-PC, and any other Person which becomes a Subsidiary Guarantor as provided under Section 5.02(h).

“Tangible Net Worth”  means the excess of total assets over total liabilities except Subordinated Debt, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (ii) treasury stock; (iii) securities which are not readily marketable; (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt; (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; and (vi) any items not included in clauses (i) through (vi) above which are treated as intangibles in conformity with GAAP.

“Tax Distributions” has the meaning specified in Section 5.02(b).

“Term Loan Adjustment Date” has the meaning specified in Section 2.02(c).

“Term Loan” means any amortizing loan with a maturity of greater than one year provided by the Lender to the Borrower pursuant to the terms and conditions of this Agreement.

“Term Note” means that certain Second Amended and Restated Term Note of even date herewith executed and delivered to the Lender by the Borrower in the amount of $17,404,344.28 and pursuant to the terms and conditions provided for in the Agreement.

“Term Revolving Loan Adjustment Date” has the meaning specified in Section 2.03(d).

“Term Revolving Loan Commitment” shall mean the following:

On the Closing Date	$20,500,000.00
October 1, 2013	$18,500.000.00
October 1, 2014	$16,500,000.00
October 1, 2015	$14,500,000.00

“Term Revolving Loan” means the revolving loan provided by the Lender to the Borrower pursuant to the terms and conditions of the Term Revolving Note and this Agreement.

“Term Revolving Loan Principal Payment(s)” shall have the meaning specified in Section 2.03(e).

“Term Revolving Loan Termination Date” shall have the meaning specified in Section 2.03(a).

“Term Revolving Note” means that Second Amended and Restated Term Revolving Note of even date herewith, in the amount of $20,500,000.00 pursuant to the terms and conditions provided for herein.

“Underwriting Fee” shall have the meaning specified in Section 2.15.

“Unused Commitment Fee” shall have the meaning specified in Section 2.15.

“Working Capital” means current assets of the Borrower, including the available commitment under the Term Revolving Loan, less current liabilities of the Borrower.

Section 1.02.                          Accounting Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03.                          Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01.                          Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Lender has agreed to lend to Borrower the following amounts, for the purposes as further described below:

(a)                                 Term Loan. Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender a Term Loan in the amount of Seventeen Million Four Hundred Four Thousand Three Hundred Forty-Four and 28/100 Dollars ($17,404,344.28) pursuant to the terms and conditions set forth in Section 2.02 and the Term Note.

(b)                                 Term Revolving Loan. Lender agrees to lend to the Borrower, on the Closing Date, and from time to time thereafter on a revolving basis, an amount not to exceed $20,500,000.00, pursuant to the terms and conditions set forth in Section 2.03 and the Term Revolving Note.  On the Closing Date, $17,313,884.20 will be advanced to reduce the Term Loan to the amount set forth in Section 2.01(a).

Section 2.02.                          Term Loan.

(a)                                 Term Loan. Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender a Term Loan in the amount of Seventeen Million Four Hundred Four Thousand Three Hundred Forty-Four and 28/100 Dollars ($17,404,344.28) pursuant to the terms and set forth in this Section 2.02 and the Term Note. The Term Loan shall bear interest on the outstanding principal balance at the rate set forth in Section 2.02(c).

(b)                                 Term Loan Term. The Term Loan term shall run for a period beginning on the Closing Date and ending on the Maturity Date.

(c)                                  Term Loan Interest Rates.  The Term Loan shall bear interest:

(i)                                     from the Closing Date until July 31, 2013, at a fixed rate per annum equal to:

(A)                               if the Borrower is in compliance with the Working Capital covenant set forth in Section 5.02(d) (as tested monthly), five and three-quarters percent (5.75%); and

(B)                               if the Borrower is not in compliance with the Working Capital covenant set forth in Section 5.02(d) (as tested monthly), seven and three-quarters percent (7.75%).  For purposes of this Section 2.02(c)(i)(B), the Default Rate shall not be assessed on the outstanding Term Loan balance prior to July 31, 2013, for a default or Event of Default based solely on Borrower’s failure to maintain the required Working Capital set forth in Section 5.02(d).

(ii)                                  from August 1, 2013 until September 1, 2014 (the “Term Loan Adjustment Date”), at a fixed rate equal to five and three-quarters percent (5.75%) per annum, subject to Section 2.05.

(iii)                               on Term Loan Adjustment Date, the interest rate on the Term Loan will adjust and be recalculated by adding 350 basis points to the then “current index;” provided that the adjusted interest rate shall not be less than five percent (5.00%) per annum, subject to Section 2.05.  The current index for adjustments will be the Lender’s cost of funds for three-year adjustable rate products. Lender’s cost of funds is the rate determined by the Lender to represent the Lender’s direct and indirect cost of acquiring funds with a term equal to the applicable interest period and interest rate product selected by the Borrower. Interest shall be computed on the basis of a year of three hundred sixty five (365) days but charged for actual days principal is outstanding.

(d)                                 Term Loan Payments. Beginning on first Monthly Payment Date following the Closing Date and on each Monthly Payment Date thereafter until the Maturity Date, the Borrower shall make equal monthly payments of principal and accrued interest in such amounts as will be required to fully amortize the entire outstanding principal of the Term Loan, as of the Closing Date, over a period not to exceed ten (10) years from the Closing Date. The amount of said monthly payments shall be recalculated and, if necessary, adjusted to account for changes in the effective rate of interest hereunder and to maintain said ten (10) year amortization. The entire unpaid principal balance and accrued and unpaid interest on the Term Loan is due and payable in full on the Maturity Date.

(e)                                  Excess Cash Flow Sweep. In addition to all other payments of principal and interest required hereunder and under the Term Note, the Borrower shall remit to Lender, beginning with the first fiscal year end following the Closing Date and continuing throughout the term of the Term Loan, an amount equal to 25% of the Borrower’s Excess Cash Flow for the immediately preceding fiscal year (the “Excess Cash Flow Payment”), which shall be calculated based upon the immediately preceding fiscal year end audited financial statements of the Borrower, on or before 90 days after the end of each fiscal year, and which shall be paid on or before 120 days after the end of the fiscal year for which the payment is calculated. Total Excess Cash Flow Payments required hereunder shall not exceed Two Million and No/100 Dollars ($2,000,000.00) for any fiscal year. All Excess Cash Flow Payments shall be applied to the reduction of the outstanding principal balance of the Term Loan; provided, however, that if any Excess Cash Flow Payment would result in a prepayment fee under Section 2.02(f), Borrower may elect to have such Excess Cash Flow Payment applied to reduce the outstanding principal balance of the Term Revolving Loan with a corresponding dollar for dollar reduction in the Term Revolving Loan Commitment, which reduction would be reversed when such prepayment fee would no longer be applicable and Borrower has prepaid the Term Loan by an amount equal to the Excess Cash Flow Payment previously applied against the outstanding principal balance of the Term Revolving Loan. No Excess Cash Flow Payments shall be required for a fiscal year where Borrower’s Owner’s Equity Ratio is greater than 50% as calculated at the end of the fiscal year for which the Excess Cash Flow Payment is being calculated.

(f)                                   Prepayment of Term Loan. The Borrower may, by notice to the Lender, prepay the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except set forth in this Section 2.02(f), or as otherwise provided in this Agreement. Any prepayment does not otherwise affect Borrower’s obligations to pay any fees due hereunder. The Term Loan is subject to mandatory prepayment, at the option of the Lender, as set forth herein.  Notwithstanding any language in this Agreement or the Term Note to the contrary, the Borrower shall have no right to make advance payments of principal on the Term Note (hereinafter in this Section 2.02(f), a “prepayment”) without the Lender’s consent, which consent the Lender will grant solely upon the terms and subject to the conditions hereinafter provided. In order to induce the Lender to accept any prepayment, the Borrower agrees to pay the Lender a prepayment interest charge (hereinafter in this Section 2.02(f), a “prepayment fee”) for each such prepayment.  A prepayment fee shall be due and payable for each prepayment on the Term Note made prior to September 1, 2015 (the “Fee End Date”). The prepayment fee shall be due and payable for each prepayment, whether made voluntarily or involuntarily, including any prepayment effected by the Lender’s exercise of the acceleration clause in the Term Note. The prepayment fee due from the Borrower for each prepayment shall be calculated as follows:

(i)                                     Compare the Initial Reference Rate, as defined below, to the Final Reference Rate, as defined below.  If the Initial Reference Rate is less than or equal to the Final Reference Rate, the prepayment fee is zero.

(ii)                                  If the Initial Reference Rate is greater than the Final Reference Rate, the prepayment fee shall be calculated as follows:

(A)                               Calculate an amortization schedule using the Initial Reference Rate, the amount of the principal prepayment, the prepayment date and the Maturity Date. If the Fee End Date is prior to the Maturity Date, assume for purposes of the calculation that all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date;

(B)                               Calculate the interest payment(s) which will accrue on the advance payment(s) of principal through the Fee End Date at the Initial Reference Rate (“Initial Interest Amount(s)”);

(C)                               Calculate the interest payment(s) which will accrue on the advance payment(s) of principal through the Fee End Date at the Final Reference Rate (“Final Interest Amount(s)”);

(D)                               Calculate the “Differential Interest Amount” for each interest payment scheduled through the Fee End Date by subtracting the Final Interest Amount from the Initial Interest Amount for each such payment; and

(E)                                The discounted present value of each Differential Interest Amount shall be calculated by using the Final Reference Rate as the discount rate. The prepayment fee shall be the sum of the discounted present value of each Differential Interest Amount.

(iv)                              In this Section 2.02(f), the following terms shall have the following meanings:

(A)                               “Initial Reference Rate” means the annualized interest rate charged to Borrower.

(B)                               “Final Reference Rate” means the annualized interest rate Lender would allocate to fund a new advance, on the date of prepayment, with similar scheduled repayment of principal from the time of each such advance payment through the Fee End Date, assuming all scheduled repayments of principal due on or after the Fee End Date are paid on the Fee End Date.

Section 2.03.                          Term Revolving Loan.

(a)                                 Term Revolving Loan. On the terms and conditions set forth herein, Lender agrees to make one or more advances to the Borrower, during the period beginning on the Closing Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Term Revolving Loan Commitment. The Term Revolving Loan Commitment shall expire at 12:00 noon Central time on the Maturity Date. Term Revolving Loan amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Revolving Advances exceed the Term Revolving Loan Commitment. The Borrower shall, without penalty or premium and within five (5) days following each anniversary date of the Closing Date, prepay the Outstanding Revolving Advances in the amount, if any, by which the Outstanding Credit on such date exceeds the Term Revolving Loan Commitment then in effect, together with accrued interest thereon to the date of such prepayment.

(b)                                 Purpose. Revolving Advances under the Term Revolving Loan may be used for working capital and cash management purposes (but not for the purchase of corn inventory, unless otherwise agreed by the Lender) of the Borrower, including closing costs and fees associated with the Term Revolving Loan. The Borrower agrees that the proceeds of the Term Revolving Loan are to be used only for the purposes set forth in this Section 2.03(b).

(c)                                  Term Revolving Loan Term. The Term Revolving Loan shall mature on the Maturity Date.

(d)                                 Interest Rate. The Term Revolving Loan shall bear interest:

(i)                                     from the Closing Date until July 31, 2013, at a variable rate per annum equal to:

(A)                               if the Borrower is in compliance with the Working Capital covenant set forth in Section 5.02(d) (as tested monthly), the greater of (A) the LIBOR Rate plus three hundred fifty (350) basis points or (B) five percent (5.0%); and

(B)                               if the Borrower is not in compliance with the Working Capital covenant set forth in Section 5.02(d) (as tested monthly), the greater of (A) the LIBOR Rate plus five hundred fifty (550) basis points or (B) seven percent (7.0%), per annum.  For purposes of this Section 2.03(d)(i)(B), the Default Rate shall not be assessed on the Term Revolving Loan prior to July 31, 2013, for a default or Event of Default based solely on Borrower’s failure to maintain the required Working Capital set forth in Section 5.02(d).

(ii)                                  from August 1, 2013 until the Maturity Date, at a variable rate equal to the greater of (A) the LIBOR Rate plus three hundred fifty (350) basis points or (B) five percent (5.0%), per annum, subject to Sections 2.04 and 2.05.

(iii)                               The rate of interest due on the Term Revolving Loan shall initially be determined as of the Closing Date and shall thereafter be adjusted as and when LIBOR Rate changes and, as applicable, with the submission of each Compliance Certificate due hereunder.  All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in LIBOR Rate (or under Section 2.03(4)(i)(B), a change to Borrower’s Working Capital below the applicable threshold set forth in Section 5.02(d)) and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Term Revolving Loan Adjustment Date”).  Interest shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding.

(e)                                  Repayment of the Term Revolving Loan. The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the Closing Date, and continuing on each Monthly Payment Date thereafter until the Maturity Date.  In addition to such periodic payments of interest, Borrower shall make principal payments (the “Term Revolving Loan Principal Payments”) as follows:

(i)                                     On or before July 31, 2013, the greater of (i) an amount equal to the proceeds of the Indenture Subordinated Debt less the Cash Payment, or (ii) $5,000,000.00;

(ii)                                  On or before October 1, 2013, an amount equal to the Indenture Subordinated Debt in excess of $6,407,000.00, if any; and

(iii)                               On October 1, 2013, and on the first day of each October thereafter, all amounts necessary to reduce the Outstanding Revolving Advances to the amount of the then applicable maximum Term Revolving Loan Commitment.

On the Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

(f)                                   Making the Advances.

(i)                                     Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(ii)                                  Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance is made (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth herein, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance) when such Advance, as a result of such failure, is not made on such date.

(iii)                               Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(iv)                              Unused Commitment Fee. In addition to the fees payable hereunder, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of such Lender’s commitment under the Term Revolving Loan at the rate of 0.35% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each calendar quarter during the term of the Term Revolving Loan.

(v)                                 Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth herein, including, without limitation, the following further conditions precedent:

(A)                               Representations and Warranties. The representations and warranties set forth herein are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(B)                               No Defaults. No Event of Default has occurred and is continuing; and

(C)                               Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

(g)                                  Letters of Credit.

(i)                                     Commitment to Issue. The Borrower may request Revolving Advances by the Lender, and the Lender, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue letters of credit for any Borrower’s account; provided, however, that:

(A)                               the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed $3,000,000.00;

(B)                               the maturity or expiry date of each Letter of Credit shall be no later than the Maturity Date; and

(C)                               the sum of the outstanding Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the available Term Revolving Loan Commitment.

(ii)                                  Letter of Credit Request Procedure. The Borrower shall give the Lender irrevocable prior notice (effective upon receipt) on or before 3:00 P.M. (Minneapolis, Minnesota time) on the Business Day three Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, expiry date and issuance date of each Letter of Credit to be issued and the nature of the transactions to be supported thereby. Any such notice received after 3:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Each Letter of Credit shall have an expiration date that occurs on or before the Maturity Date, shall be payable in U.S. dollars, must be satisfactory in form and substance to the Lender, and shall be issued pursuant to such documentation as the Lender may require, including, without limitation, the Lender’s standard form letter of credit request and reimbursement agreement.

(iii)                               Letter of Credit Fees. The Borrower shall pay to the Lender for (A) all fees, costs, and expenses of the Lender arising in connection with any Letter of Credit, including the Lender’s customary fees for amendments, transfers, and drawings on Letters of Credit, and (B) on the date of the issuance of the Letter of Credit, and at the anniversary date of issuance of such Letter of Credit, an issuance fee equal to two and one-half (2.5%) percent, on an annualized basis, of the maximum amount available to be drawn under the Letter of Credit.

(iv)                              Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Lender shall promptly notify the Borrower as to the amount to be paid as a result of such demand or drawing and the respective payment date. Any notice pursuant to the forgoing sentence shall specify the amount to be paid as a result of such demand or drawing and the respective payment date.

(v)                                 Reimbursements. After receipt of the notice delivered pursuant to clause (iv) of this subsection with respect to a Letter of Credit, the Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under the applicable Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by clause (iv) of this subsection. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under clause (iv) of this subsection is received by 2:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 2:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Lender for the account of the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(vi)                              Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement are absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement

Obligations based on any circumstance whatsoever, including, without limitation, in any case, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (B) any amendment or waiver of or any consent to departure from any Loan Document; (C) the existence of any claim, set-off, counterclaim, defense, or other rights which any Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction; (D) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (E) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (F) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by a Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Lender’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

(vii)                           Lender Responsibility. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender, nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (A) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender; (B) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (C) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (D) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (E) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 2.04.                          Adjustments to Interest Rate. Subject to the limitations regarding minimum rates of interest and compliance with the Working Capital covenant as set forth in Section 2.03(d), the rate of interest under any Loan which bears interest on a variable rate, may be adjusted according to the following schedule should the Owner’s Equity Ratio of the Borrower, measured quarterly on a consolidated basis, achieve the levels set forth below:

Owner’s Equity	Interest Rate
Less than 49.99%	the greater of the Applicable LIBOR Rate plus 350 basis and five percent (5.00%) per annum
50.00%—59.99%	the greater of the Applicable LIBOR Rate plus 325 basis and five percent (5.00%) per annum
Greater Than 60.00%	the greater of the Applicable LIBOR Rate plus 300 basis and five percent (5.00%) per annum

Upon delivery of the Compliance Certificate pursuant to Section 5.01(c)(iii) for each fiscal quarter, the rate of interest shall automatically be adjusted in accordance with the Owner’s Equity Ratio set forth therein and the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Lender received the related Compliance Certificate. For purposes of this section, the term “Adjustment Date” shall mean each such Business Day when such rates, margins or fees change pursuant to the immediately prior sentence or the next following sentence. If the Borrower fails to deliver such Compliance Certificate which so sets forth the Owner’s Equity Ratio within the period of time required by Section 5.01(c)(iii) hereof or if any Event of Default occurs, the rate of interest shall automatically be adjusted to a rate equal to the applicable LIBOR Rate plus 375 basis points, such automatic adjustments: (a) to take effect as of the first Business Day after the last day on which the Borrower were required to deliver the applicable Compliance Certificate in accordance with Section 5.01(c)(iii) hereof or in the case of an Event of Default, on the date the written notice is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or, in the case of an Event of Default, when such Event of Default has been cured to the satisfaction of the Lender.

Section 2.05.                          Default Interest. In addition to the rights and remedies set forth above and notwithstanding any Note: (i) if the Borrower fails to make any payment to Lender when due (including, without limitation, any purchase of equity of Lender when required), then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Loans shall bear interest form the date of the Event of Default or such later date as Lender shall elect at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the applicable Note; (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of the applicable Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

Section 2.06.                          Late Charge. If any payment of principal or interest due under this Agreement or any Note is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

Section 2.07.                          Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.08.                          Payments and Computations.

(a)                                 Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fail to so specify or if an Event of Default exists, the Lender may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b)                                 Application of Funds. Lender may apply all payments received by it to the Loan Obligations in such order and manner as Lender may elect in its sole discretion; provided that any payments received from any Guarantor or from any disposition of any collateral provided by such Guarantor shall only be applied against obligations guaranteed by such Guarantor.

(c)                                  Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d)                                 Proceeds of Collateral. All proceeds received by the Lender from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Lender hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Lender and then any remaining amount of such proceeds shall be applied to the unpaid amounts of Loan Obligations, until all the Loan Obligations have been paid and satisfied in full or cash collateralized. After all the Loan Obligations (including without limitation, all contingent Loan Obligations) have been paid and satisfied in full, all Commitments terminated and all other obligations of the Lender to the Borrower otherwise satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(e)                                  Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of 365 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.09.                          Maximum Amount Limitation. Anything in this Agreement, any Note, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This Section 2.09 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.09 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.10.                          Lender Records. All advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by the Lender in accordance with its usual practice in an account or accounts evidencing such advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all advances and all payments or prepayments made thereunder on account of principal or interest. Lender shall provide monthly statements of such entries to Borrower for the purpose of confirming the accuracy of such entries.

Section 2.11.                          Loan Payments. During the continuance of an Event of Default, the Lender may deduct any obligations due or any other amounts due and payable by the Borrower under the Loan Documents from any accounts maintained with the Lender.

Section 2.12.                          Purchase of Equity Interests in AgStar Financial Services, PCA. In addition to (and not in lieu of) the other amounts payable by Borrower under this Agreement, Borrower shall purchase $1,000.00 of equity interests in AgStar Financial Services, PCA. The purchase price for the equity interests shall be payable in full on or prior to the date hereof. Such purchases of equity interests shall comply with AgStar Financial Services, PCA’s respective by-laws and capital plans applicable to borrowers generally. Borrower hereby acknowledges receipt of the following information and materials pertaining to AgStar Financial Services, PCA prior to the execution of this Agreement: (i) copies of the by-laws of AgStar Financial Services, PCA; (ii) a written description of the terms and conditions under which the equity interests are issued; (iii) a copy of the most recent annual reports of AgStar Financial Services, PCA; and (iv) if more recent than the latest annual reports, the latest quarterly reports of AgStar Financial Services, PCA. AgStar Financial Services, PCA shall possess a statutory security interest in its equity interests. AgStar Financial Services, PCA reserves the right to sell participations on a non-patronage basis. Borrower acknowledges and agrees that: (a) only the portions of the Loans provided to Borrower by AgStar Financial Services, PCA are entitled to patronage distributions in accordance with the bylaws of AgStar Financial Services, PCA and its practices and procedures; and (b) any patronage or similar payments to which Borrower is entitled as a result of its ownership of the equity interests in AgStar Financial Services, PCA will not be based on any of the Loans not belonging to AgStar Financial Services, PCA or in which AgStar Financial Services, PCA has granted a participation interest at any time.

Section 2.13.                          Compensation. In addition to all other fees, costs and expenses due hereunder, upon the request of the Lender, the Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of (i) any payment, prepayment, or conversion of a LIBOR rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (ii) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement. Such indemnification may include any amount equal to the excess, if any, of: (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrower, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (b) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.13 shall survive the repayment of the Loans and other obligations under the Loan Documents hereunder.

Section 2.14.                          Funds Held Program. Lender, in its sole discretion, may offer a funds held program (the “Program”) to permit the Borrower to make advance conditional payments on designated loans, on such terms and conditions as the Lender may establish from time to time. Lender reserves the right, in its discretion, to amend or terminate the Program at any time upon notice to Borrower. The following terms and conditions apply to all Program accounts in connection with loans from Lender:

(a)                                 Advance Payments. Subject to Lender’s rights to direct the application of payments, an advance payment made to be applied to any amounts due and owing to the Lender on the Loan Obligations in the future, or used for any other purpose allowed by the Program, will be in a designated Program account as of the date received. If a special prepayment of principal is desired, Borrower must so specify when an advance payment is made.

(b)                                 Program Interest. Interest will accrue on funds in the Program account at such times and at such rates determined by Lender. Lender may change the interest rate or accrual period from time to time without notice. The Program may provide for different interest rates for different categories of loans.

(c)                                  Application of Funds. Funds in the Program account for a designated loan will be automatically applied by Lender on the Quarterly Payment Date toward payment of the installment or related charges when the loan installment or other related charge becomes due. Any accrued interest in the Program account will be applied first to the installment or related charges. If the funds in the Program account are insufficient to pay the entire installment or related charges, Borrower shall pay the difference by the Quarterly Payment Date. Funds received after a loan installment or related charges have been billed will be applied to the installment or related charges due. Funds received in excess of the billed installment amount or related charges will be placed in the Program account unless otherwise designated as a special principal payment by Borrower or designated for another purpose allowed by the Program.

(d)                                 Withdrawal of Funds. Lender may, in its sole discretion, permit Borrower to withdraw funds from the Program account in accordance with Lender’s Program.

(e)                                  Limitations. Lender, in its sole discretion, may restrict the availability of any funds in the Borrower’s Program account.

(f)                                   Lender Options. The Lender may, in its sole discretion, apply funds from the Program account without notice to Borrowers for the following reasons:

(i)                                     Protective Advance. If the Borrower fails to pay when due any amounts Borrower is required to pay pursuant to the Loan Documents, Lender may apply funds in the Program account to pay such amounts.

(ii)                                  Account Ceiling. If at any time the Program account balance exceeds the unpaid balance on the designated loan, Lender may apply the funds in the Program account to pay off the loan. Any excess funds will be returned to Borrower.

(iii)                               Transfer of Security. If Borrower sells, assigns, or transfers any interest in any collateral for the loan, Lender may apply the funds in the Program account to the remaining loan balance.

(iv)                              Termination. In the event the Lender, in its sole discretion, terminates the Program, Lender may apply all funds in the Program account to the remaining loan balance effective on the termination date.

(g)                                  No Program Account Insurance. Neither the advance payments nor the accrued interest in a Program account are insured by a governmental agency or instrumentality.

(h)                                 Liquidation of Lender. If Lender is placed in liquidation, Borrower shall be sent by the receiver such notices as required by the Farm Credit Administration regulations then in effect. Such regulations currently provide for advance notice from the receiver that funds in the Program account will be applied to the loan and that funds in the Program account will not earn interest after the receiver is appointed.

Section 2.15.                          Underwriting Fee. The Borrower has paid to the Lender the Underwriting Fee of $80,000.00 and all other costs, expenses, fees, etc. required hereunder, including those provided for in Section 7.04.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01.                          Conditions Precedent to Preliminary Advances. The effectiveness of this Agreement and obligations of the Lender to make any Advance, are subject to the conditions precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:

(a)                                 the Cash Payment;

(b)                                 this Agreement, duly executed by the Borrower and the Lender;

(c)                                  the Term Note, duly executed by the Borrower;

(d)                                 the Term Revolving Note, duly executed by the Borrower;

(e)                                  the Sixth Amended and Restated Mortgage, fully executed and notarized, to secure the Loans encumbering on a first Lien basis the fee interest and/or leasehold interest of the Borrower in the Real Property and the fixtures thereon described in Schedule 3.01(d);

(f)                                   amendments and restatements of each Subsidiary Guaranty, duly executed by each Subsidiary Guarantor;

(g)                                  the Interim Subordinated Debt Intercreditor Agreement,  fully executed by all parties thereto;

(h)                                 to the extent not previously delivered to the Lender, collateral assignments of the Gavilon Agreements, duly executed by the Borrower and consented to by Gavilon;

(i)                                     to the extent not previously delivered to the Lender, the Gavilon Intercreditor Agreement duly executed by Gavilon, Lender and acknowledged by Borrower;

(j)                                    to the extent not previously delivered to the Lender, copies and collateral assignments of all other Material Contracts, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to each such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract;

(k)                                 copies of UCC, tax and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(l)                                     evidence that all other actions necessary or, in the opinion of the Lender, desirable to enable the Lender to perfect and protect the security interests created by the Security Agreement have been taken;

(m)                             to the extent not previously delivered to the Lender, an ALTA mortgagee title insurance policy issued by a title insurance company acceptable to Lender, with respect to the Real Property, assuring the Lender that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Liens and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; and (iii) such endorsements as the Lender shall reasonably require. All such title insurance policies shall be in form and substance reasonably satisfactory to the Lender and shall provide for affirmative insurance and such reinsurance as the Lender may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Lender;

(n)                                 to the extent not previously delivered to the Lender, Maps or plats of the Real Property certified to the Lender and the title insurance company issuing the policy referred to in subsection 3.01(j) (the “Title Insurance Company”) in a manner reasonably satisfactory to each of the Lender and the Title Insurance Company, dated a date reasonably satisfactory to each of the Lender and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o)                                 to the extent not previously delivered to the Lender, Evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (a) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (b) the Borrower’s written acknowledgment of receipt of written notification from the Lender (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (c) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Lender and naming the Lender as sole loss payee on behalf of the Lender;

(p)                                 to the extent not previously delivered to the Lender, Evidence reasonably satisfactory to the Lender that the Real Property and the contemplated use of the Real Property, are in compliance in all material respects with all applicable Laws including without limitation health and Environmental Laws, including, but not limited to all concentrated animal feedlot operations rules and regulations, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including, but not limited to, the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990;

(q)                                 certificates of the secretary of the Borrower and each Subsidiary Guarantor together with true and correct copies of the following: (i) its Articles of Organization, including all amendments thereto, certified by the Office of the Secretary of State of the state of its incorporation and dated within 30 days prior to the date hereof; (ii) its/their Operating Agreements, including all amendments thereto; (iii) its/their resolutions of the Board of Governors authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the it/they are a party; (iv) certificates of the appropriate government officials of the state of organization as to its/their existence and good standing, and certificates of the appropriate government officials in each state where each corporate Borrower and Guarantor does business and where failure to qualify as a foreign corporation would have a material adverse effect on the business and financial condition of the Borrower and Guarantor, as to their good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers authorized to sign this Agreement and the other Loan Documents to be executed by it/them, together with a sample of the true signature of each such officer;

(r)                                    legal opinion of Lindquist & Vennum L.L.P., legal counsel for the Borrower, in a form and substance reasonably requested by the Lender;

(s)                                   evidence the Underwriting Fee due pursuant to Section 2.15 and the costs and expenses (including, without limitation, attorney’s fees) referred to in Section 7.04, to the extent incurred and invoiced, shall have been paid in full;

(t)                                    The results of the Lender’s inspection of the Collateral, and the Lender’s receipt of an appraisal of the Collateral acceptable to Lender in its sole discretion;

(u)                                 to the extent not previously delivered to the Lender, a Deposit Account Control Agreement for all deposit accounts kept and maintained by the Borrower or any of its Subsidiaries;

(v)                                 to the extent not previously delivered to the Lender, evidence that the insurance required by this Agreement and the Mortgage has been obtained by the Borrower;

(w)                               An assignment of the Borrower’s business interruption insurance policy, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Lender all of the Borrower’s right, title and interest in and to it’s business interruption insurance policy, and which assignment shall have been consented to and certified in writing by the other party(ies) to the insurance policy; and

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01                             Representations and Warranties of the Borrower. The Borrower and each of its Subsidiaries represent and warrant as follows:

(a)                                 Borrower. The Borrower and each of its Subsidiaries are limited liability companies duly organized and validly existing and in good standing under the laws of the State of Minnesota and are qualified to do business in all jurisdictions in which the nature of their businesses make such qualification necessary and where failure to so qualify would have a Material Adverse Effect on their respective financial conditions or operations. The Borrower and each of its Subsidiaries have the power and authority to own and operate their assets and to carry on their business and to execute, deliver, and perform their respective obligations under the Loan Documents to which they may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower or any of its Subsidiaries, except for those transactions set forth on Schedule 4.01(a).

(b)                                 The Loan Documents. The execution, delivery and performance by the Borrower and the Subsidiary Guarantor of the Loan Documents are within their respective powers, have been duly authorized by all necessary action, do not contravene: (i) the articles or organization or operating agreements of either the Borrower or the Subsidiary Guarantor; or (ii) any law or any contractual restriction binding on or affecting the Borrower or the Subsidiary Guarantor, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of their respective properties.

(c)                                  Governmental Approvals. Except for (i) the outstanding permits identified on Schedule 4.01(c); and (ii) the registration of the Borrower’s Class A Units pursuant to Section 12(g) of the Securities Exchange Act of 1934 and regulations promulgated thereunder relating thereto, no consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which any of the Borrower or any of its Subsidiaries is a party or by which they or any of their respective property may be bound or affected, is necessary in connection with the Project, acquisition or other activity being financed by this Agreement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder.

(d)                                 Enforceability. This Agreement is, and each other Loan Document to which the Borrower or the Subsidiary Guarantor is a party when delivered will be, legal, valid and binding obligations of the Borrower or the Subsidiary Guarantor enforceable against the Borrower or the Subsidiary Guarantor in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

(e)                                  Financial Condition and Operations. The balance sheets of the Borrower on a consolidated basis with each of its Subsidiaries, as of October 31, 2012, and the related statements of income and, with respect to the period ended October 31, 2012, the related statement of cash flow of the Borrower for the fiscal period then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower as at such date and the results of the operations of the Borrower for the period ended on such dates, all in accordance with GAAP, except for unaudited statements, consistently applied, and since October 31, 2012, there has been no material adverse change in such condition or operations, or the outstanding licenses, permits and consents identified on Schedule 4.01(c).

(f)                                   Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries or the transactions contemplated hereby before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower. As of the Closing Date, there are no outstanding judgments against the Borrower or any of its Subsidiaries.

(g)                                  Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit Borrower from investing in certain value added cooperatives for the purposes of carrying out their overall business operations); (ii) the Borrower and any of its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)                                 Liens. There is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower or any of its Subsidiaries, which secures Debt of any Person, except as permitted by Section 5.02(a) and liens created by the Loan Documents.

(i)                                     Taxes. Each of the Borrower and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns that are required to be filed and have paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s or such Subsidiary’s books therefore.

(j)                                    Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (a) greater than the total amount of liabilities (including contingent liabilities); and (b) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

(k)                                 Location of Inventory and Farm Products; Third Parties in Possession; Crops. The inventory and farm products pledged as collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(k), except to the extent any such inventory and farm products are in transit. Schedule 4.01(k) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(k). Except for the Persons identified on Schedule 4.01(k), no Person other than the Borrower or its Subsidiaries and the Lender has possession of any of the Collateral. Except as described in above, none of its Collateral has been located in any location within the past four months other than as set forth on Schedule 4.01(k).

(l)                                     Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. Each of the Borrower’s and the Subsidiary Guarantor’s chief places of business, chief executive offices, and jurisdiction of organization is located at the place identified on Schedule 4.01(l). Within the last four months neither the Borrower or any of its Subsidiaries has had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01 (l) also sets forth all other places where the Borrower and the Subsidiary Guarantor keep their books and records and all other locations where the Borrower and the Subsidiary Guarantor have a place of business. Neither the Borrower or the Subsidiary Guarantor does business nor has the Borrower or the Subsidiary Guarantor done business during the past five (5) years under any trade-name or fictitious business name except as disclosed on Schedule 4.01(l). Schedule 4.01(l) sets forth an accurate list of all names of all predecessor companies of the Borrower and the Subsidiary Guarantor including the names of any entities it acquired (by stock purchase, asset purchase, merger or otherwise) and the chief place of business and chief executive office of each such predecessor company. For purposes of the foregoing, a “predecessor company” shall mean any Person whose assets or equity interests are acquired by the Borrower or any of its Subsidiaries or who was merged with or into the Borrower or any of its Subsidiaries within the last four months prior to the date hereof. The Borrower’s and the Subsidiary Guarantor’s United States Federal Income Tax I.D. Numbers and state organizational identification numbers are identified on Schedule 4.01(l).

(m)                             Title to Properties. Each of the Borrower and its Subsidiaries have such title or leasehold interest in and to the real property owned or leased by them as is necessary or desirable to the conduct of their business and valid and legal title or leasehold interest in and to all of their Personal Property, including those reflected on the financial statements of the Borrower and its Subsidiaries previously delivered to Lender, except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(n)                                 Disclosure. All factual information furnished by or on behalf of the Borrower or its Subsidiaries in writing to the Lender (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or its Subsidiaries to the Lender, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(o)                                 Operation of Business. The outstanding licenses, permits and consents identified on Schedule 4.01(c) and the registration of Borrower’s Class A Units under Section 12(g) of the Securities Exchange Act of 1934, the Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their businesses substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and the Borrower and its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.

(p)                                 Intellectual Property. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for them to conduct their businesses as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(p) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower and each of its Subsidiaries or that the Borrower and its Subsidiaries have the right to use. Except as provided in Schedule 4.01(p), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any of its Subsidiaries know of any such claim, and, to the knowledge of the Borrower and its Subsidiaries, the use of such Intellectual Property by the Borrower or its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(q)                                 Employee Benefit Plans. Each of the Borrower and its Subsidiaries are in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect on the Borrower or any of its Subsidiaries.

(r)                                    Investment Company Act. The Borrower and its Subsidiaries are not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s)                                   Compliance with Laws. Each of the Borrower and its Subsidiaries are in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like, the failure to comply with which could have a Material Adverse Effect.

(t)                                    Environmental Compliance. Borrower and each of its Subsidiaries, except as set forth in Schedule 4.01(t), are in material compliance with all applicable Environmental Laws.

(u)                                 Material Change. Except as previously disclosed in writing to the Lender, each of the Borrower and its Subsidiaries have performed all of their material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower or its Subsidiaries, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. Each of the Borrower and its Subsidiaries has made available a true and complete copy of each such Material Contract for inspection by Lender.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.01.                          Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower and each Subsidiary (but expressly excluding Agrinatural Gas, LLC) will, unless the Lender shall otherwise consent in advance in writing:

(a)                                 Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all applicable zoning and land use laws; (ii) all employee benefit and Environmental Laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

(b)                                 Visitation Rights; Field Examination. At any reasonable time and from time to time, permit the Lender or representatives, to (i) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, and (ii) enter onto the property of the Borrower and each of its Subsidiaries to conduct unannounced field examinations and collateral inspections, with such frequency as Lender in its sole discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of the Borrower and each of its Subsidiaries with any of Borrower’s and its Subsidiaries officers or directors. Borrower and any of its Subsidiaries consent to and authorize Lender to enter onto the property of Borrower or any of its Subsidiaries for purposes of conducting the examinations, inspections and discussions provided above. Upon and during the occurrence of an Event of Default or in the event that there are deemed by the Lender to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting on the part of the Borrower or any of its Subsidiaries, any and all visits and inspections deemed necessary or desirable on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time, the Borrower and its Subsidiaries also shall permit the Lender or representatives thereof, at the expense of the Lender, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower or its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower or its Subsidiaries with any of their respective officers or directors.

(c)                                  Reporting Requirements. Furnish to the Lender:

(i)                                     As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual consolidated financial statements of the Borrower, prepared in accordance with GAAP and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent certified public accountants selected by the Borrower and reasonably acceptable to Lender; (ii) be accompanied by a report of such accountants containing a certified opinion, without qualification, thereon reasonably acceptable to Lender; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’, members’ or partner’s equity, a statement of cash flows, and all notes and schedules relating thereto and any management letter;

(ii)                                  Beginning with the first (1st) month following the Closing Date, as soon as available and in any event within 30 days after the end of each month, (A) consolidated balance sheets of the Borrower prepared in accordance with GAAP as of the end of such month and consolidated statement of income of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by an authorized officer of the Borrower; (B) a status report on the progress of the Borrower in implementing the items set forth in the Loan Restructuring Proposal in form and content reasonably acceptable to the Lender; and (C) a risk management report in form and content reasonably acceptable to the Lender.

(iii)                               As soon as available but in no event later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to Lender under Subsection 5.01(c)(vi) below, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as Lender may specifically request which quarterly statements shall include any and all supplements thereto. Such quarterly statements shall be certified by an authorized officer of the Borrower, and be accompanied by a Compliance Certificate which: (a) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence; and (b) shows in detail satisfactory to the Lender the calculation of, and the Borrower’ compliance with, each of the covenants contained in Sections 5.01(d), 5.01(e), 5.01(f), and 5.01(g);

(iv)                              promptly upon the Lender’s request therefor, copies of all reports and notices which the Borrower or any of its Subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any its Subsidiary receives from such Corporation;

(v)                                 notwithstanding the foregoing Section 5.01(c)(iv), provide to Lender within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower or any of its Subsidiaries, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vi)                              by November 1 of each fiscal year of the Borrower, an annual (with monthly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(vii)                           as soon as available but in any event not more than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS output, natural gas usage and CO2 output, together with such additional production information as reasonably requested by Lender;

(viii)                        promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(ix)                              promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x)                                 promptly after the receipt thereof, a copy of any notice of default under any Long-Term Marketing Agreement;

(xi)                              furnish to the Lender, promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or of the Borrower and any of its Subsidiaries.

(xii)                           such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its respective Subsidiaries as the Lender may from time to time reasonably request;

(xiii)                        promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower or any of its Subsidiaries which, if determined adversely, could have a Material Adverse Effect;

(xiv)                       without limiting the provisions of Section 5.01(c)(xiii) above, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower or any of its Subsidiaries to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xv)                          promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by the Borrower or any of its Subsidiaries from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by the Borrower or any of its Subsidiaries with any laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect;

(xvi)                       promptly after becoming aware thereof, notice of any matter which has had or could have a Material Adverse Effect

(xvii)                    promptly upon the Lender’s request, but not less than 10 days after such request, copies of all reports, invoices, notices, and other documents and information regarding the Gavilon Agreements and transactions contemplated thereunder, as Lender may from time to time request.

(d)                                 Working Capital. Maintain Working Capital of at least $5.0 million, measured monthly on a consolidated basis, beginning July 31, 2013.

(e)                                  Owner Equity Ratio. Beginning October 31, 2013, maintain an Owner Equity Ratio of at least 35% measured quarterly on a consolidated basis; and beginning October 31, 2014, maintain an Owner Equity Ratio of at least 40% measured quarterly on a consolidated basis.

(f)                                   Fixed Charge Coverage Ratio.  Beginning October 31, 2014, maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00.  The Fixed Charge Coverage Ratio will be measured annually at end of each fiscal year, on a consolidated basis.

(g)                                  Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower or any of its Subsidiaries, which secures Debt of any Person, except for the security interests of the Security Agreement or except as identified on Section 5.02(a).

(h)                                 Landlord and Mortgagee Waivers. Obtain and furnish to the Lender as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or any Subsidiary Guarantor or in which any Collateral is located or to be located (and if no Collateral is located at a parcel of property not owned or leased by a Borrower or any of its Subsidiaries, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral, all in form and substance acceptable to the Lender, except as otherwise agreed to by the Lender.

(i)                                     Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and any of its Subsidiaries operate, and make such increases in the type of amount or coverage as Lender may reasonably request, provided that in any event the Borrower will maintain and cause each of its Subsidiaries to maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender. All such policies insuring any collateral for the Borrower’s obligations to Lender shall have lender or mortgagee loss payable clauses or endorsements in form and substance acceptable to Lender. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement.

(j)                                    Property and Insurance Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in material compliance with all applicable laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower and each of its Subsidiaries agree that upon the occurrence and continuing existence of an Event of Default, at Lender’s request, which request may not be made more than once a year, the Borrower and each of its Subsidiaries will furnish to Lender a report on the condition of the Borrower’s and any of its Subsidiaries’ property prepared by a professional engineer satisfactory to Lender.

(k)                                 Keeping Books and Records. Maintain and cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(l)                                     Food Security Act Compliance. If the Borrower or any of its Subsidiaries acquire any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, such Borrower or Subsidiary shall, at its own expense, use its commercially reasonable efforts to take such steps to insure that all Liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including, without limitation, in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that such Borrower or any of its Subsidiaries may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with GAAP. Upon the Lender’s request made, the Borrower and each of its Subsidiaries agree to forward to the Lender promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower and its Subsidiaries pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender’s request, the Borrower and each of its Subsidiaries agree to provide the Lender with the names of Persons who supply the Borrower and its Subsidiaries with such farm products and such other information as the Lender may reasonably request with respect to such Persons.

(m)                             Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower and its Subsidiaries: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the Uniform Commercial Code; and (ii) will deliver all such receipts to the Lender (or a Person designated by the Lender) within five (5) days of the Lender’s request and from time to time thereafter. If no Event of Default exists, the Lender agrees to deliver to such Borrower or Subsidiary any receipt so held by the Lender upon such Borrower’s request in connection with such sale or other disposition of the underlying inventory, if such disposition is in ordinary course of the Borrower’s or Subsidiary’s business.

(n)                                 Management of Borrower.

(i)                                     Identify an interim Chief Executive Officer reasonably acceptable to the Lender who shall be the chief operations officer and responsible for daily operations of the Project on or before June 1, 2013 with a starting date no later than June 15, 2013, and who shall remain employed or engaged by the Borrower until a permanent Chief Executive Officer assumes responsibility for the Borrower’s operations;

(ii)                                  Hire a permanent Chief Executive Officer reasonably acceptable to the Lender with a starting date no later than October 31, 2013;

(iii)                               Except as set forth in Section 5.01(n)(i) and (ii), management of the Borrower shall be maintained as set forth on Schedule 5.01(n) hereto, unless otherwise approved in Lender’s reasonable discretion; and

(iv)                              Use reasonable commercial efforts to timely address the items set forth in the Loan Restructuring Proposal.

(o)                                 Compliance with Other Agreements. Perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the: (i) the Long Term Marketing Agreements; (ii) the Gavilon Agreements; (iii) the Agrinatural Agreements; (iv) any consulting or management contracts or agreements to which it is a party; and (v) all other Material Contracts, while in force.

(p)                                 Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, financing statements, control agreements, instruments, documents and other agreements as Lender or its counsel may reasonably request to evidence and secure the Loans and to perfect all Security Interest. Without limiting the generality of the foregoing, Borrower agrees that it will (i) cooperate with the Lender to ensure that all encumbrances affecting the Real Property, based on the new legal description of the same, are removed or excepted to the reasonable satisfaction of the Lender; and (ii) cooperate to ensure that Lender’s Mortgage constitutes a first priority mortgage lien on the Real Property, as described in the updated legal description.

(q)                                 Bank Accounts. Each bank account of the Borrower shall at all times be (i) held as Collateral to secure the repayment and/or performance of the Loan Obligations, (ii) held at a financial institution approved by the Lender, which approval shall not be unreasonably withheld and (iii) subject to a perfected control agreement in favor of the Lender, with all rights and remedies in respect thereto as set forth in the Loan Documents. The Borrower shall not open a new bank account or any other account at a financial institution without the prior written consent of the Lender, which approval will not be unreasonably withheld.

(r)                                    Environmental Matters.

(i) The Borrower shall (a) comply in all material respects with, and ensure compliance in all material respects by any and all occupants and operators of the Project with, all Environmental Laws, (b) keep the Project free of any Debt imposed pursuant to any Environmental Law, and (c) pay or cause to be paid when due and payable by the Borrower any and all costs in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.

(ii)                                  The Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(s)                                   Maintenance of Existence. Preserve, renew and keep in full force and effect its limited liability company existence and good standing in the State of Minnesota and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 5.02.                          Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Lender shall have any commitment hereunder, the Borrower will not, without the prior written consent of the Lender:

(a)                                 Liens, etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt (as defined below) of any Person, other than:

(i)                                     those described on Schedule 5.02(a) hereto and renewals and extensions on the same or substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii)                                  liens or security interests which are subject to an intercreditor agreement in form and substance acceptable to Lender in Lender’s sole discretion; or

(iii)                               the liens or security interests of the Security Agreement; or

(iv)                              liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than 30 days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established; or

(v)                                 liens of warehousemen, carriers, landlords, mechanics, materialmen, or other similar statutory or common law liens securing obligations that are not yet due and are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(vi)                              liens resulting from good faith deposits to secure payments of workmen’s compensation unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vii)                           any attachment or judgment lien not constituting an Event of Default; or

(viii)                        liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(ix)                              customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(x)                                 any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to real estate or materially impair its use; or

(xi)                              purchase money security interests in equipment and vehicles, not to exceed $25,000.00 for any single purchase; or

(xii)                           liens arising under the Gavilon Agreements and subject to the Gavilon Intercreditor Agreement; or

(xiii)                        liens securing the Interim Subordinated Debt and subject to the Interim Subordianted Debt Intercreditor Agreement; or

(xiv)                       liens securing the Indenture Subordinated Debt and subject to the Indenture Subordinated Debt Intercreditor Agreement.

(b)                                 Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) now or hereafter outstanding, or make any distribution of assets to its stockholders, members or general partners as such, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower, provided, however, the Borrower and its Subsidiaries may: (i) declare and pay dividends and distributions payable in membership interests (units); (ii) purchase or otherwise acquire shares of the membership interests (units) of the Borrower or its Subsidiaries with the proceeds received from the issuance of new membership interests (units); (iii) so long as the Borrower first provides such supporting documentation as the Lender may request with respect to any fiscal year of the Borrower, the Borrower may pay aggregate cash dividends/distributions, during such fiscal year in an amount not to exceed the amount necessary for the members of the Borrower to pay their Income Taxes on such member’s allocable share of the taxable income of the Borrower for such taxable year or fiscal year, as applicable (“Tax Distributions”); (iv) pay redemptions, dividends or distributions in an amount not to exceed, in the aggregate, 40% of the Borrower’s immediately preceding fiscal year’s Net Income including Incentive Payments (except to the extent such Incentive Payments would not otherwise be classified as Net Income according to GAAP) (“Allowed Distributions”); (v) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”) provided, however, that immediately prior to the proposed payment of any such dividends or distributions, or after giving effect thereto, no Event of Default shall exist; and (vi) complete the transactions reflected on Schedule 4.01(a); or

(c)                                  Capital Expenditures. Make any investment in fixed assets in the aggregate amount of $500,000.00 during any fiscal year during the term of this Agreement; or

(d)                                 Consolidation, Merger, Dissolution, Etc. Directly or indirectly, merge or consolidate with any other Person, permit any other Person to merge into or with or consolidate with the Borrower or any of its Subsidiaries, or permit any other Change of Control to occur; or

(e)                                  Indebtedness, etc. Create, incur, assume or suffer to exist any Debt or other indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (i) the liabilities of the Borrower to the Lender hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s or any of its Subsidiaries business; (iii) the Interim Subordinated Debt; (iv) the Indenture Subordinated Debt; (v) liabilities of the Borrower or its Subsidiaries described on Schedule 5.02(a); and (vi) indebtedness under the Gavilon Agreements, Long Term Marketing Agreements or other Material Contracts; or

(f)                                   Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without the prior written consent of the Lender; or

(g)                                  Loans, Guaranties, etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person; or

(h)                                 Subsidiaries; Affiliates. Form, invest in, or otherwise acquire or increase any interest in any Subsidiary or affiliated business, including but not limited to Agrinatural Gas, LLC, or acquire the assets of or acquire any equity or ownership interest in any Person; or

(i)                                     Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets, or permit any of its Subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets except: (i) dispositions of inventory in the ordinary course of business; (ii) dispositions required under the Gavilon Agreements; and (iii) dispositions of: (a) obsolete or worn out equipment; (b) equipment or real property not necessary for the operation of its business; or (c) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed; or

(j)                                    Lines of Business. Engage in any line or lines of business activity other than the production of ethanol, corn oil and DDGS, and any activities incidental or reasonably related thereto; or

(k)                                 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, Subsidiary, director, officer or employee of the Borrower, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person or entity that is not an Affiliate of the Borrower, (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated, and (iv) transactions with Agrinatural Gas, LLC, a Delaware limited liability company, made pursuant to the Agrinatural Agreements. Notwithstanding the foregoing, upon the election of Lender, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of an Event of Default, except for the payments for corn otherwise in compliance with this Section 5.02(k); or

(l)                                     Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except (i) for fees and compensation listed on Schedule 5.02(l), and (ii) for management, legal or consulting fees paid to persons or entities that are not Affiliates of the Borrower or its Subsidiaries for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such Subsidiary’s business; or

(m)                             Material Control or Management.  Except as set forth in Section 5.01(n) or under the Loan Restructuring Proposal (i) there should be any change in the Chief Executive Officer of the Borrower, unless within 90 days of such event a person reasonably acceptable to Lender is appointed to such position, or (ii) the Borrower shall fail at any time to hold, legally or beneficially, 100% of the equity of each of the Subsidiary Guarantors; or

(n)                                 Material Contracts. Change, alter or amend any of its Material Contracts including the Gavilon Agreements, the Agrinatural Agreements, or other Long Term Marketing Agreements. No accounts receivable under any Material Contract, Gavilon Agreement or any other Long Term Marketing Agreement shall at any time remain unpaid for more than 15 days after the invoice date thereunder.

ARTICLE VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01.                          Events of Default. Each of the following events shall be an “Event of Default”:

(a)                                 The Borrower shall fail to pay any installment of principal or interest, fees, expenses, charges or other amounts payable hereunder or under the other Loan Documents, including, without limitation, any Term Revolving Loan Principal Payment, or to make any deposit of funds required under this Agreement when due; or

(b)                                 Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                                  The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), (f) or (g) or take any action as prohibited by Section 5.02; or

(d)                                 The Borrower shall fail to deliver the financial statements or Compliance Certificate under Section 5.01(c) within 5 days of the date due; or

(e)                                  The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower have commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f)                                   The Borrower shall fail to pay any indebtedness, other than scheduled payments on the Subordinated Debt where such payments would result in an Event of Default under this Agreement, in an amount in excess of $50,000.00 (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)                                  The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(h)                                 Any one or more judgment(s) or order(s) for the payment of money in excess of $50,000.00 in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity; or

(j)                                    The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(k)                                 Any termination prior to its stated expiration date, change, or other amendment to any Material Contract, including the Gavilon Agreements, unless the same is/are replaced by similar agreement(s) reasonably acceptable to the Lender, within thirty (30) days of such change, amendment or termination; or

(l)                                     A Change of Control shall occur; or

(m)                             Any event, change or condition not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect; or

(n)                                 Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or any Subsidiary Guarantor shall deny any liability or obligations thereunder or under any Subsidiary Guaranty, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Subsidiary Guarantor shall breach or be in default under the terms of any other agreement with Lender (including any loan agreement or security agreement); or

(o)                                 The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew results in a Material Adverse Effect or (ii) any regulatory or Governmental Authority replaces the management of the Borrower or any of its Subsidiaries or assumes control over the Borrower or such Subsidiary; or

(p)                                 The Borrower or any of its Subsidiaries should breach or be in default under a Material Contract, other than for the failure to make any scheduled payment on the Subordinated Debt where such payment would result in an Event of Default under this Agreement, and other than those covered under this Section 6.01(t), below, such breach has or could reasonably be expected to have a Material Adverse Effect, including any termination or other event which would permit any party other than the Borrower or its Subsidiaries to cause a termination; or

(q)                                 The Borrower or any of its Subsidiaries should terminate, change, amend or restate, without the Lender’s prior consent, any Material Contract and such termination, change, amendment or restatement results in a Material Adverse Effect; or

(r)                                    The issuance of any order, judgment or decree which has the affect of revoking or suspending the Air Quality Emissions permit for the Project; or

(s)                                   Borrower or any Subsidiary or Affiliate of the Borrower dissolves, suspends, or discontinues doing business; or

(t)                                    The occurrence of a default or event of default however defined under any of the the Agrinatural Agreements or any other Long Term Marketing Agreement.

(u)                                 The occurrence of a default or event of default however defined under any of the Gavilon Agreements, which remains uncured to the satisfaction of the Lender within 60 days after Borrower is notified of such default or event of default by Gavilon; provided that Borrower shall provide Lender with any information reasonably requested by it regarding Borrower’s negotiations with Gavilon or efforts to cure or remedy such default or event of default.

Section 6.02.                          Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Lender:

(a)                                 may accelerate the due date of the unpaid principal balance of the Notes, all accrued but unpaid interest thereon and all other amounts payable under this Agreement making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and its Subsidiaries; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Borrower or any of its Subsidiaries under the Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and its Subsidiaries;

(b)                                 may withhold any one or more Advances in its discretion, and terminate the Lender’s obligations, if any, under this Agreement to make any Advances whereupon the commitment and obligations of the Lender to extend credit or to make Advances hereunder shall terminate, and no disbursement of Loan funds by the Lender will cure any default of the Borrower, unless the Lender agrees otherwise in writing;

(c)                                  may, by notice to the Borrower and its Subsidiaries, obtain the appointment of a general receiver to take possession of all Collateral of the Borrower and its Subsidiaries, including, but not limited to all Real Property and Personal Property, including all fixtures and equipment leased, occupied or used by any of the Borrower and its Subsidiaries. Borrower and each of its Subsidiaries hereby irrevocably consent to the appointment of such receiver and agree to cooperate and assist any such receiver as reasonably requested to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver;

(d)                                 may, by notice to the Borrower, require the Borrower to pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Lender without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, the Borrower shall, without notice, pledge to the Lender as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Lender; and

(e)                                  may exercise all rights to notify or instruct any commodity intermediary under any commodity account control agreement or bank under any Deposit Account Control Agreement;

(f)                                   may apply any funds held by Lender in a Program Account toward the outstanding Loan Obligations of the Borrower; and

(g)                                  may exercise any other rights and remedies afforded to the Lender under the Loan Documents or by applicable law or equity.

Section 6.03.                          Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lender, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of Lender in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein.

ARTICLE VII.

MISCELLANEOUS

Section 7.01.                          Amendments, etc. No amendment or waiver of any provision of any Loan Document to which the Borrower and its Subsidiaries are a party, nor any consent to any departure by the Borrower and its Subsidiaries therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02.                          Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Borrower:	Heron Lake BioEnergy, LLC
91246 390th Avenue
P.O. Box 198
Heron Lake, MN 56137-0198
Telephone: (507) 793-0077
Fax: (507) 793-0078
Attention: President

With a copy to:	Lindquist & Vennum L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2205
Telephone: (612) 371-3211
Fax: (612) 371-3207
Attn. Michael Weaver

If to the Lender:	AgStar Financial Services, PCA
1921 Premier Drive
P.O. Box 4249 Mankato, MN 56002-4249
Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Steven Grosland

With copy to:	Phillip L. Kunkel
Gray Plant Mooty
1010 West St. Germain, Suite 600
St. Cloud, MN 56301
Facsimile: (320) 252-4482

All such notices and communications shall have been duly given and shall be effective: (a) when delivered; (b) when transmitted via facsimile to the number set forth above; (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service; or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Any confirmation sent by the Lender to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes

Section 7.03.                          No Waiver; Remedies, Etc.

(a)                                 No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

(b)                                 Notwithstanding Section 7.03(a), the execution and delivery of this Agreement, the Second Amended and Restated Term Note, the Second Amended and Restated Term Revolving Note, and the other Loan Documents and Related Documents described herein shall supersede and replace in their entirety the 2011  MLA, the Forbearance Agreements and all supplements, amendments, restatements and other modifications thereof, which shall hereafter be of no force or effect.

Section 7.04.                          Costs, Expenses and Taxes.

(a)                                 The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Lender in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including Protective Advances and including, without limitation, all such costs and expenses associated with defending, protecting or enforcing the Loan documents, whether in the context of any bankruptcy proceedings or otherwise. In addition, the Borrower agrees to pay on demand the expenses described in Section 5.01(b). In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(b)                                 If, due to payments made by the Borrower due to acceleration of the maturity of the Advances pursuant to Section 6.01 or due to any other reason, the Lender receives payments of principal of any Loan other than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

Section 7.05.                          Right of Set-off. The Lender is hereby authorized at any time and from time to time after an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower and each of its Subsidiaries against any and all of the Loan Obligations, irrespective of whether or not the Lender shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

Section 7.06.                          Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 7.07.                          Binding Effect; Successors and Assigns; Participations.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Lenders. Upon the request of Borrower, Lender shall provide copies of all invoices for costs and expenses to be reimbursed by Borrower under this Agreement or under any of the Loan Documents.

(b)                                 Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, that any information received by any such purchaser or potential purchaser under this provision which concerns the personal, financial or other affairs of the Borrower shall be received and kept by the purchaser or potential purchaser in full confidence and will not be revealed to any other persons, firms or organizations nor used for any purpose whatsoever other than for determining whether or not to participate in the Loans and in accord with the rights of Lender if a participation interest is acquired. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interest. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest arising out of or by virtue of the participation and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loans irrespective of the failure or insolvency of any holder of any interests in the Loans. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 7.08.                          Consent to Jurisdiction.

(a)                                 The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Agreement, the Note and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state court or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Nothing in this Section 7.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

Section 7.09.                          Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MINNESOTA.

Section 7.10.                          Execution in Counterparts. This Agreement may be executed in any number of counterparts and on facsimile or electronic counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 7.11                             Waiver and Release.  To the extent any claims or defenses may exist, the Borrower and Guarantors, on behalf of themselves and their respective successors and assigns, hereby forever and irrevocably release the Lender and its officers, representatives, agents, attorneys, employees, predecessors, successors, and assigns, from any and all such claims and defenses, whether known or unknown arising out of any acts or omissions occurring prior to the date of this Agreement, including those arising under the Agricultural Credit Act of 1987 regarding restructuring of distress loans, in existence as of the date of the Agreement.

Section 7.12.                          Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid and so long as the Lender has any unexpired commitments under this Agreement or the Loan Documents. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations or the termination of this Agreement or any provision hereof.

Section 7.13.                          WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.14.                          Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO OR THERETO.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AGREEMENT, AND AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers and duly authorized, as of the date first above written.

SIGNATURE PAGE TO:

FIFTH AMENDED AND RESTATED MASTER LOAN AGREEMENT

by and among

HERON LAKE BIOENERGY, LLC

and

AGSTAR FINANCIAL SERVICES, PCA

Dated to be effective as of May 17, 2013

BORROWER:

HERON LAKE BIOENERGY, LLC, a Minnesota limited liability company

/s/ Robert J. Ferguson
By Robert J. Ferguson
Its President

LENDER:

AGSTAR FINANCIAL SERVICES, PCA
a United States instrumentality

/s/ Steven Grosland
By Steven Grosland
Its Senior Lending Services Executive